August 9, 2006

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America announces the pricing of $3.0 billion in senior and subordinated notes

CHARLOTTE - Bank of America Corporation today announced the pricing of $3.0 billion in aggregate principal amount of its senior and subordinated notes.  The offering includes a series of $1.0 billion aggregate principal amount of five-year fixed rate senior notes, $750 million aggregate principal amount of five-year floating rate senior notes, $750 million aggregate principal amount of 10-year fixed rate subordinated notes and $500 million aggregate principal amount of 10-year floating rate subordinated notes.

The five-year fixed rate senior notes and the five-year floating rate senior notes mature on August 15, 2011, and the 10-year fixed rate subordinated notes and the 10-year floating rate subordinated notes mature on August 15, 2016.  These notes will be offered for sale in the United States and internationally.

The five-year fixed rate senior notes will bear interest at a rate of 5 3/8 per annum, and the 10-year fixed rate subordinated notes will bear interest at a rate of 5 3/4 per annum.  Bank of America will pay interest on the five-year fixed rate senior notes and the 10-year fixed rate subordinated notes semi-annually on February 15 and August 15 of each year, beginning February 15, 2007.

The five-year floating rate senior notes will bear interest at a floating rate equal to three-month LIBOR plus a spread of 0.10 percent.  The 10-year floating rate subordinated notes will bear interest at a floating rate equal to three-month LIBOR plus a spread of 0.33 percent.  Bank of America will pay interest on the five-year floating rate senior notes and the 10-year floating rate subordinated notes quarterly on February 15, May 15, August 15 and November 15 of each year, beginning November 15, 2006.

These notes are being underwritten by Banc of America Securities LLC, as sole book-running lead manager, and Bear Stearns & Co., Inc., HSBC, Blaylock & Company, Inc. and Siebert Capital Markets.  Closing is scheduled for August 14, 2006.

The notes will not be listed on any securities exchange.

Copies of the prospectus relating to the offering may be obtained from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor New York, New York 10001, by calling 1-800-294-1322 or you may email a request to dg.prospectus_distribution@bofasecurities.com.

Bank of America Corporation is a bank holding company and a financial holding company.  The company provides a diversified range of banking and nonbanking financial services and products in 30 states, the District of Columbia, and 44 foreign countries.  The company provides these services and products through three business segments:  Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management. Bank of America Corporation common stock (NYSE: BAC) is listed on the New York Stock Exchange.

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